Exhibit 99.1

   BSD MEDICAL'S MRI-INTEGRATED SYSTEM PRECISELY MONITORS CANCER HYPERTHERMIA
         NONINVASIVELY, ACCORDING TO STUDY PUBLISHED IN CANCER RESEARCH

  BSD'S GROUNDBREAKING USE OF MAGNETIC RESONANCE THERMOGRAPHY TO IDENTIFY VITAL

     CHARACTERISTICS OF TUMORS DURING TREATMENT IS COVER FEATURE OF THE JULY
                                    1ST ISSUE

SALT LAKE CITY, July 7 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex: BSM) today announced that Cancer Research, the journal of the American Association for Cancer Research, has published a landmark review of BSD's successful use of noninvasive magnetic resonance thermography to measure hyperthermia and other conditions in cancer during treatment (Cancer Res 2005; 65:(13)). Magnetic resonance thermography is the couplet technology to the BSD-2000/3D by BSD Medical, which noninvasively focuses radiofrequency (RF) energy in 3D on tumors, bringing them to precise therapeutic temperatures and conditions. Together these technologies are used to increase the effectiveness of radiation and chemotherapy in killing cancer.

The study involved patients who had previously received radiation and experienced recurrent rectal cancer. The patients were treated with chemotherapy combined with deep pelvic hyperthermia using the BSD-2000/3D/MR located at Charite Medical School in Berlin, Germany. Magnetic resonance thermography was used in conjunction with hyperthermia therapy to generate a series of three-dimensional pictures that enabled physicians to determine tumor temperature and other important tumor traits.

The successful use of magnetic resonance thermography in combination with deep regional hyperthermia cancer therapy has long been considered a crucial breakthrough for the treatment of many deep cancers. Dr. Peter Wust, lead researcher in using BSD Medical's system at the school said, "The benefits of superficial hyperthermia treatment in combination with radiation or chemotherapy are well-known in the oncology community. However, one ongoing issue concerning deep regional hyperthermia is the ability to precisely monitor the various heating zones in the tumor, ensuring that surrounding tissue is largely unaffected."

This research has demonstrated that noninvasive magnetic resonance thermography may be successfully used to monitor tumor temperature and other important measurements with the effective use of deep regional hyperthermia therapy of the pelvis. Vivid, color reproductions of the magnetic resonance thermography images created by the BSD-2000/3D/MR appear both on the cover of Cancer Research and in the nine-page article published in this issue. The system used at this location was developed through the collaboration of the engineering groups at BSD Medical Corporation and Siemens Medical Systems.

About Hyperthermia

Hyperthermia, or the elevation of tumor temperature through the use of RF/microwave energy, helps address the limitations of radiotherapy and chemotherapy for many patients with cancer. Hyperthermic temperatures kill cancer cells and increase blood and oxygen circulation within the tumor, breaking down the tumor's resistance to radiation and to permeation by drugs.

The benefits of hyperthermia as an anti-cancer modality have been demonstrated in numerous published research papers and also in clinical practice. A study published in the May 2005 issue of the Journal of Clinical Oncology illustrates the benefits of hyperthermia with radiation therapy for the treatment of chest wall recurrence. Conducted by researchers at Duke University Medical Center, the study showed that radiation treatment with hyperthermia resulted in improved local tumor control and demonstrated a particular benefit for patients who had previously received radiation therapy, as more than two-thirds of these patients experienced total disappearance of their tumors.

About BSD Medical

BSD Medical Corporation is a leading developer of systems that employ focused microwave/radiofrequency energy to treat diseases and other medical conditions, including cancer, by creating precisely elevated temperatures within the diseased site, as required by a number of medical therapies. BSD Medical is the winner of the 2005 Frost and Sullivan Technology of the Year Award for cancer therapy devices. For more information about BSD Medical Corporation and its therapies, visit http://www.bsdmc.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and forecasts of future sales based on these or other findings, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

     Contacts:
     Wendy Williams / Jon Siegal
     Schwartz Communications
     (781) 684-0770
     bsd@schwartz-pr.com

SOURCE  BSD Medical Corp.
    -0-                             07/07/2005
    /CONTACT:   Wendy Williams and Jon Siegal both for BSD Medical
Corporation, +1-781-684-0770, bsd@schwartz-pr.com/
    /Web site:  http://www.bsdmc.com/